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                                                                      Exhibit 12


                          HONEYWELL INTERNATIONAL INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       Three Months Ended March 31, 2004
                             (Dollars in millions)


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
Determination of Earnings:
Income before taxes .....................................................     $ 405
Add (Deduct):
   Amortization of capitalized interest .................................         6
   Fixed charges ........................................................       110
   Equity income, net of distributions ..................................        (7)
                                                                              -----
      Total earnings, as defined ........................................     $ 514
                                                                              =====

Fixed Charges:
Rents(a) ................................................................     $  26
Interest and other financial charges ....................................        84
                                                                              -----
                                                                                110
Capitalized interest ....................................................         4
                                                                              -----
      Total fixed charges ...............................................     $ 114
                                                                              =====
Ratio of earnings to fixed charges ......................................      4.51
                                                                              =====
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(a) Denotes the equivalent of an appropriate portion of rentals representative of the interest factor on all rentals other than for capitalized leases.